FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Switches to the NASDAQ Stock Market

Lewiston, MAINE (August 31, 2007)—Jim Delamater, President and CEO of Northeast Bancorp, announced today that the board of directors of the Company has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. Effective September 11, 2007, Northeast Bancorp will trade under the symbol NASDAQ: NBN.

“This decision was reached after careful consideration of capital markets alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Delamater.  “We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade.  As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors.  We are proud to be a part of the NASDAQ Stock Market.”

Northeast Bancorp (NASDAQ: NBN) is the holding company for Maine-based Northeast Bank, which was founded in 1872 and now operates 24 retail and insurance locations serving the financial needs of western, central, and mid-coastal Maine, including 11 branches, 12 insurance offices and 1 financial center.  Headquartered at 500 Canal Street, Lewiston, ME 04240, Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Insurance Group, Inc. and other affiliates, provides retail and business customers with a broad array of financial services, and derives its income from a combination of traditional banking services and non-traditional financial products and services. These non-traditional products and services include trust, investment, and insurance services, including life, disability, property and casualty insurance. All are offered via a “needs-based” sales philosophy that empowers employees to understand customer goals and objectives when seeking the most appropriate product or service match.
For more information visit www.northeastbank.com or call toll free 800-284-5989.

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